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                                                                     EXHIBIT 8.1

               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]



Writer's Direct Dial: (212) 225-2540

                                                DRAFT [F-4 Effective Date], 2003

HSBC Holdings plc
8 Canada Square
London E14 5HQ
England

Ladies and Gentlemen:

                  We have acted as counsel to HSBC Holdings plc, a public limited company incorporated in England and Wales ("Parent") in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of November 14, 2002 (the "Agreement") by and between Parent, H2 Acquisition Corporation, a Delaware corporation ("Merger Sub") and Household International, Inc., a Delaware corporation (the "Company") (such transactions, the "Merger"). At your request, in connection with the filing of the Registration Statement on Form-F-4 filed with the Securities and Exchange Commission in connection with the Merger, we are rendering our opinion with regard to material United States federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

                  In arriving at the opinion expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and factual representations contained in originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Registration Statement and the Proxy Statement-Prospectus included therein filed with the Securities and Exchange Commission by Parent and Company respectively on [F-4 Effective Date], 2003 in connection with the Merger (together, the "Proxy Statement"). We have also examined and relied upon the accuracy and completeness of the factual statements and representations (without independent verification of these statements or representations) contained in the certificates of the officers of Parent and the Company dated the date hereof, and we have assumed the factual representations and statements made in each of the foregoing will be complete and accurate as of the Effective Time (as if made at such time).

                  In arriving at the opinion expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party) and (ii) the Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below.

                  The opinion expressed below is based on the Internal Revenue Code of 1986 (the "Code"), and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion herein other than as to the federal income tax laws of the United States. We also express no opinion on any issue relating to the tax consequences of the Merger other than those set forth below.

                  Furthermore, this opinion is not a comprehensive description of all the U.S. federal income tax consequences that may be relevant to any particular stockholder of the Company, including tax consequences that arise from rules of general application or that are generally assumed to be known by stockholders. In particular, this opinion only addresses the tax treatment of U.S. holders that hold their Company common as a capital asset and does not
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address the tax treatment of Company stockholders that are subject to special rules, such as stockholders that are banks, insurance companies, dealers in securities or persons that elect mark-to-market treatment, that hold their Company stock as a position in part of a straddle, conversion transaction, constructive sale or other integrated investment comprised of one or more other investments, that hold both Company preferred stock and Company common stock, who own or will own, directly or indirectly, 10% or more of Parent's voting shares, whose "functional currency" is not the U.S. dollar, who exercise their right to dissent from the Merger or who received their Company stock by exercising employee stock options or otherwise as compensation.

                  In addition, this opinion does not address U.S. holders of Company stock who will own 5% or more of Parent ordinary shares, measured by vote or value, either directly or indirectly through attribution rules, immediately after the Merger, because those shareholders are subject to special U.S. federal income tax rules, would generally be required to enter into a "gain recognition agreement" with the Internal Revenue Service, and may be required to recognize taxable gain or loss for U.S. federal income tax purposes in respect of the transaction in certain circumstances.

                  As used in this opinion, the term "U.S. holder" means a beneficial owner of Household common stock who is for U.S. federal income tax purposes an individual U.S. citizen or resident, a U.S. corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of Company common stock.

                  Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes:

                  (a) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code,

                  (b) Each transfer of property to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code, and

                  (c) U.S. holders of Company common stock will not recognize any taxable gain or loss on the exchange of their stock for Parent ordinary shares or Parent ADSs, but will recognize taxable gain or loss in respect of any cash received instead of a fractional Parent ordinary share (or fractional Parent ADS) that they would otherwise be entitled to receive.

We hereby consent to the use of our name and the making of statements with respect to us under the caption "U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Household Stock" in the Proxy Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,

                                   CLEARY, GOTTLIEB, STEEN & HAMILTON

                                   By:
                                       --------------------------------------
                                             Yaron Z. Reich, a Partner